Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Peabody Investment Corporation Employee Retirement Account and Peabody Western-UMWA 401(k) Plan of our reports (a) dated February 21, 2006, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation, Peabody Energy Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Peabody Energy Corporation, included and/or incorporated by reference in the Annual Report (Form 10-K), as amended on March 7, 2006 by Form 10-K/A; and, (b) dated June 12, 2006, with respect to the financial statements and schedules of the Peabody Investment Corporation Employee Retirement Account and Peabody Western UMWA 401(k) Plan included in the Plans’ annual report (Form 11-K), both for the year ended December 31, 2005, filed with the Securities and Exchange Commission .

/s/ Ernst & Young LLP

St. Louis, Missouri

January 19, 2007